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                                                                    EXHIBIT 99.1

    FISHER COMPANIES INC. ACQUIRES THE ELEVEN TELEVISION STATIONS OF RETLAW
                              BROADCASTING L.L.C.

SEATTLE, WASHINGTON--July 2, 1999--Fisher Companies Inc. (FSCI) announced today that the transaction to purchase the broadcasting assets of Retlaw Enterprises, Inc. has been completed. The acquisition was financed from proceeds of Senior Credit Facilities with Bank of America National Trust and Savings Association as administrative agent, and Credit Suisse First Boston as syndication agent.
Total consideration for the assets was $216.7 million, which included $7.6 million of working capital.

Expansion of television holdings from two to thirteen stations reflects Fisher's plan to expand its presence and coverage in the eleven western states, and to strengthen its position in the rapidly emerging digital information industry. Patrick M. Scott, President and CEO of Fisher Broadcasting, views the acquisition as a complement to the company's development of Fisher Plaza in Seattle, new home of KOMO Television and the Fisher digital media management and transmission hub for its television, radio, entertainment, and technology divisions.

Commenting on the acquisition, Mr. Scott said, "This action takes us immediately from a Seattle-Portland television broadcaster to a regional content and communications provider. In addition, with the completion of Fisher Plaza scheduled for early 2000, plus our twenty-six radio stations, we have an integrated network of programming and distribution assets which will help us meet the growing demand for quality content. Our growth will be achieved through developing innovative distribution platforms, like these stations, that take full advantage of our leadership role in content creation and applied digital technologies."

Ben Tucker, formerly President of Retlaw Broadcasting, will join Fisher Broadcasting as Senior Vice President of the newly formed Fisher Television Regional Group where he will be accountable for managing the stations formerly under Retlaw ownership. Fisher Broadcasting television stations now include:
KOMO-TV, the ABC affiliate in Seattle, WA; KATU Television, the ABC affiliate in Portland, OR; KJEO-TV, the CBS affiliate in Fresno-Visalia, CA; KIMA-TV, the CBS affiliate in Yakima, WA and its satellites KEPR-TV, the CBS affiliate in Pasco, WA and KLEW-TV, the CBS affiliate in Lewiston, ID; KIDK-TV, the CBS affiliate in Idaho Falls, ID; KBCI-TV, the CBS affiliate in Boise, ID; KVAL-TV, the CBS affiliate in Eugene, OR and its CBS-affiliated satellites, KCBY-TV in Coos Bay, OR and KPIC-TV in Roseburg, OR; WFXG-TV, the Fox affiliate in Augusta, GA; and WXTX-TV, the Fox affiliate in Columbus, GA.

In addition to its broadcasting business, Fisher Companies Inc. owns subsidiaries in flour milling and food distribution (Fisher Mills), and proprietary real estate development (Fisher Properties).